Exhibit 99.2

ZYNGA FOUNDER MARK PINCUS ESTABLISHES VOTING RIGHTS PARITY FOR ALL COMPANY SHAREHOLDERS AND ELIMINATES MULTI-CLASS SHARE STRUCTURE

Pincus Converts All Of His High Voting Shares Into Class A Common Stock

SAN FRANCISCO – May 2, 2018 – Zynga Inc. (Nasdaq: ZNGA), a leading social game developer, today announced that its founder, Mark Pincus, has converted all of his high voting shares into Zynga’s Class A common stock. This decision enables Zynga (the “Company”) to simplify its stock structure and move from a multi-class to a single class structure. Pincus’ share conversion establishes voting rights parity for all Zynga shareholders and reduces his overall voting rights in Zynga from approximately 70% to approximately 10%. Pincus will continue to serve on Zynga’s Board of Directors (the “Board”) as non-executive Chairman, effective immediately.

“Over the past three years, I've been working with Frank and the Board to restore Zynga's focus on our core live game franchises like Zynga Poker and Words With Friends – and the players who love them. That work is paying off. Our game teams are delivering quality and value for our players, which is translating into growth and profitability for our Company. Given our positive momentum, now is the right time to simplify our stock structure and transition to one share, one vote. I believe it’s in the best interests of our shareholders to establish voting rights parity for all,” said Mark Pincus, Zynga Founder and Chairman. “Going forward, I’m excited to continue to play an active role and to partner with Frank and the Board to drive innovation and growth.”

“We’re proud of the results we’ve achieved over the last few years, delivering substantial growth across revenue, profitability and cash flow. We re-established Zynga as a leading social game developer and today, we have the strongest mobile portfolio in company history. We welcome this decision as a significant sign of confidence from Mark in both the management team and in the progress Zynga is making in its growth strategy,” said Frank Gibeau, Zynga CEO. “Mark’s entrepreneurial spirit and founding vision for social gaming continue to inspire us. We look forward to working with Mark and the rest of our Board as we continue to lead Zynga into its next chapter of growth.”

Zynga went public in December 2011 with a three-class common stock ownership structure. Class C common stock held 70 votes per share, Class B common stock held 7 votes per share and Class A common stock held one vote per share. Pincus was the sole owner of all Class C Zynga shares and the majority owner of Class B Zynga shares. By converting all of his Class C and Class B Zynga shares into Class A common stock, Pincus’ overall voting rights in Zynga are reduced from approximately 70% to approximately 10%, with no change in his underlying economic interest. As a result of this conversion, all other Class B shares will automatically be converted into Class A common stock, and all Zynga shareholders will have equal voting rights, with one vote per share on all matters submitted to a shareholder vote. In connection with his share conversion, Pincus will serve as non-executive Chairman of Zynga’s Board. Additionally, Zynga’s Board has decided to nominate Pincus as a director of the Board in future elections, subject to exercise of the Board’s fiduciary duties, so long as Pincus continues to hold approximately one-half of his current Zynga shares.

In addition to this announcement, today Zynga reported positive Q1 2018 financial results, outperforming guidance across all key financial measures and delivering its highest mobile audience in over four years. The Company remains on track to achieve its near-term margin goals and is committed to delivering margins in-line with its peers over the long-term. To underscore the Company’s conviction in its future growth potential, Zynga also announced a new $200 million share repurchase program as part of its ongoing capital allocation strategy and commitment to delivering shareholder value.

For additional information about Zynga’s Q1 2018 financial results, which were released today, please visit Zynga’s Investor Relations website at: http://investor.zynga.com/

About Zynga Inc.

Since its founding in 2007, Zynga's mission has been to connect the world through games. To-date, more than 1 billion people have played Zynga's games across Web and mobile, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga's games are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif., and has additional offices in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. Learn more about Zynga at https://www.zynga.com/blog or follow us on Twitter and Facebook.

Contacts

Press:

Kelly Pakula

kpakula@zynga.com

Investor Relations:

Rebecca Lau

relau@zynga.com

Forward Looking Statement

This press release contains forward-looking statements, relating to, among other things, Zynga’s growth plans, financial performance, achievement of near-term margin goals, share repurchase program and capital allocation strategy.  Forward-looking statements often include words such as "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof.  We assume no obligation to update such statements.  More information about these risks, uncertainties, and assumptions are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

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